Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES $125 million
PRIVATE PLACEMENT OF SENIOR UNSECURED NOTES

- Amends Senior Unsecured Credit Agreement -

JERICHO, NY, September 12, 2019 --- Getty Realty Corp. (NYSE: GTY) announced today it has issued $125 million of senior unsecured notes maturing in 2029 bearing interest at a fixed rate of 3.52%. The senior unsecured notes were issued in a private placement with The Prudential Insurance Company of America (“Prudential”), American General Life Insurance Company (“AIG”) and Massachusetts Mutual Life Insurance Company (“MassMutual”), and are subject to substantially similar terms and conditions as the Company’s existing senior unsecured notes with Prudential. Proceeds from the transaction were used to repay outstanding indebtedness on the Company’s floating rate term loan and revolving credit facilities.

The senior unsecured notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws.

The Company also announced today it has amended its senior unsecured credit agreement (the “Credit Agreement Amendment”). The Credit Agreement Amendment increases the Company’s borrowing capacity under its unsecured revolving facility from $250 million to $300 million and reduces lender commitments under the Company’s unsecured term loan from $50 million to $0.

This press release is for information only, does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Getty Realty Corp.

Getty Realty Corp. is the leading publicly traded real estate investment trust in the United States specializing in the ownership, leasing and financing of convenience store and gasoline station properties. As of June 30, 2019, the Company owned 862 properties and leased 71 properties from third-party landlords in 31 states across the United States and Washington, D.C.

Contact:Investor Relations

(516) 478-5418

ir@gettyrealty.com